

                           ACCENT COLOR SCIENCES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                STATEMENT RE COMPUTATION OF LOSS PER COMMON SHARE

                                               For the quarter      For the quarter
                                               ended March 31,      ended March 31,
                                                     1997                     1996
                                                                          (Pro Forma)

   Net loss .........................              $  (4,096,025)       $   (2,045,713)(1)
   Calculation of weighted average common
   shares outstanding (2):
        Common Stock ......................           10,139,775             2,094,840
        Cheap Stock 3)....................                     -             2,422,751
        Conversion of Series A Preferred
   Stock ...........                                           -              1,362309
        Conversion of Series III Debentures,
   including accrued interest (4)..                            -               575,789

             Total ........................           10,139,775             6,455,689

   Net loss per common share                  $             (.40)   $             (.30)

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(1)  Adjusted to give effect to the conversion of Series III Debentures at the beginning of the period, as if the interest, amortization of the discount and amortization of other financing expenses were not incurred.
(2) Common share equivalents (stock options and warrants) are excluded from the computation as their effect is anti-dilutive, except that, pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock options and warrants issued and common stock, convertible debt and convertible preferred stock sold in the twelve months preceding the initial filing date of the offering's registration statement have been included in the calculation as if outstanding for the period January 1, 1996 through March 31, 1996 using the treasury stock method and the initial public offering price of $8.00 per share.
(3)  See attached calculation.
(4) Included as if the conversion of the Series III Debentures occurred at the beginning of the period, including shares issued for settlement of accrued interest.



                           ACCENT COLOR SCIENCES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                           CALCULATION OF CHEAP STOCK


                                       Shares      Price        Total
Quarter ended March 31, 1996
Common Stock purchased - private
placement .......                     2,625,000     $  4.00  $ 10,500,000
Options issued .....................    605,250        3.67     2,219,250
Options issued .....................    647,850        4.00     2,591,400
Warrants issued (net of exercised)      569,505        3.67     2,088,185
Warrants issued ...................      45,000        8.00       360,000
Placement agent warrants issued         300,000        4.00     1,200,000


Total ......................          4,792,605              $ 18,958,835

Initial public offering price                                $          8

Shares assumed repurchased                                      2,369,854

Less: shares assumed issued                                     4,792,605


Cheap stock ......................                              2,422,751

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